Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated June 16, 2017, with respect to our audits of the consolidated and combined financial statements included in the Annual Report of Majesco for the fiscal year ended March 31, 2017. We consent to the incorporation by reference of said report in the Registration Statement of Majesco on Form S-8 (File No. 333-205252).
/s/ MSPC, Certified Public Accountants and Advisors, P.C.
Cranford, New Jersey
June 16, 2017